Exhibit 1.2

PRICING SUPPLEMENT dated as of April 26, 2017 (this “Pricing Supplement”), to the DEBT TRANSACTION AGREEMENT, dated as of April 25, 2017 (the “Debt Transaction Agreement”), among Arconic Inc., a Pennsylvania corporation (“Arconic”), Citigroup Global Markets Inc. (“Citi”), and Credit Suisse Securities (USA) LLC (“Credit Suisse” and together with Citi, the “Investment Entities”).

WHEREAS, pursuant to Section 1(a) of the Debt Transaction Agreement, the Investment Entities and Arconic are entering into this Pricing Supplement to set forth certain terms of the Debt Transaction;

NOW THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

1. Terms of the Debt Transaction.

Arconic has elected to conduct a combination Debt Exchange and Cash Purchase.

i.	With respect to the Debt Exchange:

(1)	the aggregate number of Shares to be exchanged by Arconic is 12,958,767; of such amount, the amount to be delivered to each Investment Entity is set forth opposite such Investment Entity’s name on Schedule I hereto;

(2)	the Arconic Debt to be exchanged by each Investment Entity is set forth opposite such Investment Entity’s name on Schedule II hereto; and

(3)	the Debt Exchange Closing Date shall be May 4, 2017 (or at such other time as may be agreed upon by Arconic and the Investment Entities).

ii.	With respect to the Cash Purchase:

(1)	the aggregate amount of cash consideration to be paid by Arconic is $77,492,042.08; of such amount, the amount to be paid to each Investment Entity is set forth opposite such Investment Entity’s name on Schedule I hereto;

(2)	the Arconic Debt to be sold by each Investment Entity is set forth opposite such Investment Entity’s name on Schedule II hereto;

(3)	the Cash Purchase Closing Date shall be May 5, 2017 (or at such other time as may be agreed upon by Arconic and the Investment Entities); and

(4)	the Cash Purchase shall be subject to the terms of a standard trade confirmation to be agreed between the Investment Entities and Arconic.

iii.	On the applicable Closing Date, (a) Citi, as representative of the Investment Entities, shall deliver the relevant Arconic Debt to Arconic and (b) Arconic shall deliver or pay, as the case may be, the Shares or cash to Citi, as representative of the Investment Entities, pursuant to instructions to be provided by Citigroup Global Markets Inc.

2. Ratification of Debt Transaction Agreement. The Debt Transaction Agreement, as supplemented by this Pricing Supplement, is in all respects ratified and confirmed, and this Pricing Supplement shall be deemed to be part of the Debt Transaction Agreement.

3. Applicable Law. This Pricing Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

4. Counterparts. This Pricing Supplement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5. Headings. The headings of the sections of this have been inserted for convenience of reference only and shall not be deemed a part of this Pricing Supplement.

6. Amendments. This Pricing Supplement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, so long as the same are in writing and signed by all of the parties hereto.

7. Severability. If one or more provisions of this Pricing Supplement are held to be illegal, invalid or unenforceable under applicable law, such provision shall be deemed to be ineffective as to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Pricing Supplement to be duly executed as of the date first written above.

ARCONIC INC.,

By:	/s/ Peter Hong
Name:	Peter Hong
Title:	Vice President and Treasurer

Signature Page

Pricing Supplement

CITIGROUP GLOBAL MARKETS, INC.

By:	/s/ John Tucker
Name:	John Tucker
Title:	Managing Director

Signature Page

Pricing Supplement

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ David Hammond
Name:	David Hammond
Title:	Managing Director

Signature Page

Pricing Supplement

Schedule I

Investment Entity	Number of Shares in Debt Exchange	Cash Consideration for Cash Purchase
Citigroup Global Markets Inc.	7,127,322	$42,620,623.14
Credit Suisse Securities (USA) LLC	5,831,445	$34,871,418.94
Total:	12,958,767	$77,492,042.08

Schedule II

Debt Exchange

Investment Entity	Principal Amount of 6.500% Notes due 2018	Principal Amount of 6.750% Notes due 2018
Citigroup Global Markets Inc.	$56,631,300	$179,117,950
Credit Suisse Securities (USA) LLC	$46,334,700	$146,551,050

Total:	$102,966,000	$325,669,000

Cash Purchase

Investment Entity	Principal Amount of 6.750% Notes due 2018
Citigroup Global Markets Inc.	$39,250,750
Credit Suisse Securities (USA) LLC	$32,114,250

Total:	$71,365,000